Cohen
Communications
Marketing, Advertising and Public Relations
1201 West Shaw Avenue
Fresno, California 93711
Phone: 559.222.1322
Fax: 559.221.4376
debbie@cohencommunications.com
FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP ANNOUNCES
RETIREMENT OF FOUNDING BOARD MEMBER

FRESNO, CALIFORNIA…January 22, 2016… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the bank holding company and parent company of Central Valley Community Bank (Bank), headquartered in Fresno, California, announced today the retirement of founding Board Member, Sidney (Sid) B. Cox, after 36 years of service, effective January 20, 2016. Additionally, the Board unanimously appointed Cox as Director Emeritus, the second of only two who have been given this honor since the Company’s founding. Cox will continue to offer input and direction for the Company and Bank as Director Emeritus, effective January 20, 2016.
Through the leadership of the hands-on Board of Directors, the Company has grown steadily and sensibly over the past three decades while keeping pace with the needs of its customers and the communities it serves. During Cox’s leadership on the Board he served on every committee and has been very active in helping oversee the Bank’s growth from a single-office community bank in 1980 to a $1.2 billion in asset community bank as of third quarter 2015 with 21 full-service offices and nearly 300 employees.
“Together as Directors, we are honored to have served on the Board with Sid and have greatly benefited from his wisdom, guidance and relationship-building expertise over the past 36 years,” stated Daniel J. Doyle, Chairman of the Board for Central Valley Community Bancorp and Central

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Valley Community Bank. “As a founding Board Member, he has helped build the strong and secure foundation the Company stands on today and as Director Emeritus, we know he will help continue to advocate for the Company, the Bank’s customers and its valued employees.”
Since joining the Board as a founding Director in 1980, Cox has been instrumental in helping to refer and build customer relationships in addition to establishing deep connections with nonprofit organizations where the Bank has invested team member time and financial resources to give back to the communities it serves. This commitment to community service is one that he not only fostered for the Bank but also with vital organizations during his esteemed career.
In addition to serving as a founding Director for the Company, Cox’s career included news reporting with the Fresno Bee, KMJ Radio and KMJ-TV (predecessor to KSEE-TV). He spent the last 20 years of his career with Producers Cotton Oil Company as a Vice President and upon retirement in 1988, he established Cox Communications, a public relations consultancy.
Cox may be best known; however, for his dedicated service with numerous civic and educational organizations, chairing several boards and directing highly successful fundraising campaigns. He has served as General Chairman of two major campaigns, one of which raised nearly $200 million to construct the current Valley Children’s Hospital in Madera County and another that raised $2.5 million for the Break the Barriers Center in Fresno County. He also assisted in the annual fundraising drive for the Fresno State Bulldog Foundation for more than 30 years. He has also served as Board Chairman of the Sequoia Council, Boy Scouts of America; Campaign Chairman for the United Way of Fresno County; Chairman of California State University, Fresno’s President’s Advisory Council; President of the Rotary Club of Fresno; Board President of Break the Barriers; Chairman of the Fresno Leukemia & Lymphoma Society’s Man and Woman of the Year Fundraising Campaign; and two-time Chairman of successful bond issues for the Clovis Unified School District.
Among his community awards are the Fresno Chamber of Commerce’s “Leon S. Peters Award”; Sequoia Council Boy Scouts of America “Silver Beaver Award, “Fresno County Good Scout Award”, and “Westside Distinguished Citizen Award”; the Break the Barriers “Breaking Barriers for Children Award”; United Way’s “Outstanding Community Builder”; Valley Children’s Hospital’s “Heritage Award”; Reedley Community College’s “Distinguished Alumni Award”; Fresno State School of Ag Sciences and Technology’s “Most Outstanding Contributor Award”; and Fresno County Office of Education’s “Commitment to Education Award” to name a few.

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Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 21 full service offices in Clovis, Exeter, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and Joseph B. Weirick. Wanda L. Rogers and Sidney B. Cox are Directors Emeriti.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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PHOTO ATTACHMENT:
Sidney B. Cox,
Director Emeritus, Central Valley Community Bancorp and Central Valley Community Bank